Exhibit (a)(1)(D)

H&R BLOCK, INC.

OFFER TO PURCHASE FOR CASH

UP TO $1,500,000,000 OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT LESS THAN $32.25

AND NOT GREATER THAN $37.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 2, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

September 2, 2015

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by H&R Block, Inc., a Missouri corporation (“H&R Block” or the “Company”), to act as Dealer Manager in connection with the Company’s offer to purchase for cash shares of its common stock, no par value per share (the “Shares”), for an aggregate purchase price of up to $1,500,000,000, pursuant to (i) auction tenders at prices specified by the tendering shareholders of not less than $32.25 and not greater than $37.00 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated September 2, 2015 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

After the Expiration Time, H&R Block will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $32.25 and not greater than $37.00 per Share, that the Company will pay for Shares purchased in the Offer. The Purchase Price will be the lowest price per Share that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to $1,500,000,000. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $1,500,000,000 are validly tendered and not validly withdrawn, H&R Block will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in H&R Block’s reasonable judgment, or waiver of the conditions to the Offer. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $1,500,000,000.

Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of more than $1,500,000,000 (or such greater value of Shares as the Company may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, the Company will purchase Shares at the Purchase Price, in the following order of priority: (i) first, H&R Block will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); (ii) second, after purchasing all the Odd Lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, H&R Block will purchase Shares at the Purchase Price from all other holders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until H&R Block has acquired Shares having an aggregate purchase price of $1,500,000,000 (or such greater value as we may elect to purchase, subject, subject to applicable law); and (iii) third, only if necessary to permit H&R Block to purchase Shares having an aggregate purchase price of $1,500,000,000 (or such greater value of Shares as H&R Block may elect to purchase, subject to applicable law and the terms of the Offer), H&R Block will purchase Shares at the Purchase Price from shareholders who have validly tendered Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them before the Expiration Time. Therefore, the Company may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price or by Purchase Price Tender. See Sections 1 and 6 of the Offer to Purchase.

If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the Expiration Time or the valid withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at the DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case at H&R Block’s expense.

In addition, in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $1,500,000,000, H&R Block may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Expiration Time. H&R Block also expressly reserves the right, in its sole discretion, to amend the Offer to purchase more than $1,500,000,000 in value of Shares in the Offer subject to applicable law. See Section 1 and 16 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase, dated September 2, 2015;

2. The Letter of Transmittal, together with the accompanying IRS Form W-9;

3. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if (i) the certificates for Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time, (ii) a shareholder cannot comply with the procedure for book-entry transfer by the Expiration Time or (iii) the other required documents cannot be delivered to the Depositary by the Expiration Time;

4. A printed form of letter which you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer; and

5. A return envelope addressed to Wells Fargo Bank, N.A., as Depositary for the Offer.

The conditions of the Offer, including the Financing Condition, are described in Sections 7 and 9 of the Offer to Purchase. Please see Section 14 of the Offer to Purchase for a summary of certain U.S. federal income tax consequences to the shareholders of selling Shares pursuant to the Offer, including with respect to withholding requirements.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on Friday, October 2, 2015, unless the Offer is extended.

For Shares to be validly tendered pursuant to the Offer:

(a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (in the case of book-entry transfer), an Agent’s Message) and any other documents required by the Letter of Transmittal, must be received before the Expiration Time by the Depositary; or

(b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

H&R Block will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees should consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through such nominees and not directly to the Depositary. H&R Block will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. H&R Block will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5 of the Offer to Purchase.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to J.P. Morgan Securities LLC, as Dealer Manager, 383 Madison Avenue, 5th Floor, New York, New York 10179, call (212) 622-4401 or (877) 371-5947 (toll-free), or to Georgeson Inc., as Information Agent, 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, call (781) 575-2137 or (866) 695-6078 (toll-free).

Very truly yours,

J.P. Morgan Securities LLC

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF H&R BLOCK, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

3